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                                                                    EXHIBIT 10.3

                            USA WASTE SERVICES, INC.
                                5400 LBJ FREEWAY
                             SUITE 300 - TOWER ONE
                              DALLAS, TEXAS 75240


                               December 18, 1995


Mr. Kosti Shirvanian
c/o Western Waste Industries
21061 South Western Avenue
Torrance, California 90501

Dear Kosti:

         This letter acknowledges our understanding concerning the expansion of the Board of Directors of USA Waste Services, Inc. ("USA Waste") and certain other matters relating to the merger agreement between USA Waste and one of its subsidiaries and Western Waste Industries executed today (the "Merger Agreement") and your employment with USA Waste after the merger is effected pursuant to an employment agreement with USA Waste.

         In connection with the Merger Agreement, USA Waste has agreed to cause its Board of Directors to be increased from nine members to 12. During your full time employment with USA Waste (but for not less than five years from the effective date of the merger with Western), you will occupy one seat on the Board of Directors of USA Waste (for an initial term of three years). In addition, for the same five year period, two seats on such Board shall be occupied by individuals named by you subject to John Drury's approval (such consent not to be unreasonably withheld). One of such additional directors will be Ms. Savey Tufonkian, who will serve an initial one year term, and the other director shall serve an initial two year term. In the event of the death, resignation or removal of one or more of such directors at any time prior to the fifth anniversary hereof, USA Waste will use its best efforts to cause the vacancy created thereby to be filled by a person or persons agreed to by you and John Drury (or the then Chairman of the Board of USA Waste if not John Drury). In addition, the Company agrees that you will be appointed to the Executive Committee of the Board of Directors upon consummation of the merger.

         In executing this letter, you understand that the current Board of Directors has approved the terms of the understandings set forth in this letter. You further acknowledge, however, that neither USA Waste nor the current Board of Directors of USA Waste can bind directors of USA Waste in the future or otherwise constrain them from exercising their fiduciary duties to act in the best interests of the stockholders of USA Waste, nor can USA Waste or the current Board of Directors assure the election of any nominees to the Board of Directors by the stockholders of USA Waste.
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         By executing this letter, you agree to support the nominations supported by John Drury (or the then Chairman of the Board of Directors of USA Waste) to fill any vacancies created in the Board of Directors after completion of the merger (except as provided herein with respect to the three new directors and any vacancies created by their death, resignation or removal) and you agree not to take any action in your capacity as a director or as a stockholder of USA Waste that could reasonably be expected to frustrate the purposes intended to be accomplished by this agreement.

         If the foregoing reflects your understanding as to the matters set forth herein, please so indicate by executing a copy of this letter in the space set forth below.

                                        Very truly yours,

                                        USA WASTE SERVICES, INC.



                                        By:      /s/ JOHN E. DRURY
                                            ------------------------------------
                                             John E. Drury
                                             Chairman of the Board of Directors


Agreed to and Accepted
this 18th of December, 1995



   /s/ KOSTI SHIRVANIAN
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Kosti Shirvanian